(EXHIBIT 99.1)

News Release LSBTheBank | P.O. Box 867 Lexington, NC 27293-0867 | www.lsbnc.com
For Immediate Release
Contact: Monty J. Oliver, EVP & CFO
                336 248-6500 Ext 207 or
                1-800-876-6506 Ext 207
LSB Bancshares Reports 4th Quarter and Full Year Financial Results
LEXINGTON, N.C., January 22, 2007 — LSB Bancshares, Inc. (Nasdaq: LXBK), parent company of Lexington State Bank, reported net income in the fourth quarter of 2006 of $338,000, or $0.04 per diluted share, compared to $2,475,000, or $0.29 per diluted share, for the fourth quarter of 2005.
The decline in earnings was primarily due to lower net interest income, a higher provision for loan losses and higher noninterest expense. Net interest income decreased 6% to $10,430,000 in the fourth quarter of 2006 from $11,089,000 in the year-ago period, and was negatively affected by a decline in the net interest margin to 4.55% in 2006’s fourth quarter from 4.87% in the year-ago quarter. The provision for loan losses, which was $2,927,000 in the fourth quarter of 2006, versus $905,000 in the year-ago quarter, reflected the previously disclosed write-down of certain credits at the Bank and at Peoples Finance Company of Lexington, Inc. (“Peoples Finance”), the Bank’s finance subsidiary. Finally, earnings were negatively affected by a 10% increase in noninterest expense to $11,154,000 in the fourth quarter of 2006. Noninterest income in the fourth quarter of 2006 was $3,938,000, an 8% increase from $3,651,000 in the year-ago period. Included in 2006’s fourth quarter noninterest income was a gain of approximately $509,000 from granting an easement on some of the Bank’s property in King, NC to the Department of Transportation. Noninterest expense included a one-time charge of approximately $590,000 related to freezing the Company’s defined benefit plan, as well as an additional $166,000 from the write-down of certain assets. The freezing of the defined benefit plan is expected to result in ongoing expense savings of as much as $750,000 per year for the Company.
For the twelve months ended December 31, 2006, net income was $6,000,000, or $0.71 per diluted share, compared to $9,637,000, or $1.12 per diluted share, in 2005. Net interest income decreased 1% to $43,128,000 in the twelve months ended December 31, 2006 from the year-ago period. The provision for loan losses was $5,510,000 in 2006, up from $3,219,000 in 2005, while noninterest income for 2006 increased approximately 4% from the level in the prior year. Noninterest expense in 2006 was up 9%, or 5% excluding $1,166,000 in write-downs and the $590,000 charge from freezing the defined benefit plan.
Balance sheet growth was generally modest over the past year. As of December 31, 2006, total assets were approximately $986 million, up 1% from the year-ago level, while net loans were $750 million, essentially unchanged from the year-ago level. Deposits decreased 1% to $818 million, although the Bank did achieve 20% growth in demand deposits, which are typically one of the less expensive types of deposit.
Nonperforming assets, including nonaccruing loans, accruing loans more than 90 days past due, restructured loans and other real estate owned, totaled $9.9 million at December 31, 2006, versus $8.1 million at the year-ago date. The reserve for loan losses at the end of 2006 was $9.6 million, or 1.26% of loans, versus $8.4 million, or 1.12% of loans, at the end of 2005. Shareholders’ equity totaled $88.9 million, and represented an equity-to-assets ratio of 9.0%.

According to LSB Bancshares Chairman, President and CEO Robert F. Lowe, “The year 2006 was a challenging one for LSB Bancshares. While we are obviously disappointed with the write-downs and the decline in earnings, we have taken a number of steps to tighten our credit discipline and to position the Bank for stronger results going forward. We also finished the year well capitalized and with a particularly solid reserve position.”
LSB Bancshares recently declared a quarterly cash dividend of $0.17 per share of common stock, payable on January 15, 2007, to shareholders of record on January 1, 2007. This is the same amount as the period one year ago.
LSB Bancshares, Inc. is the parent company of Lexington State Bank. Lexington State Bank, which opened on July 5, 1949, is a community bank based in the Piedmont region of North Carolina. The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
Common stock of LSB Bancshares, Inc. is traded on the Nasdaq Stock Market under the symbol “LXBK.” The LSB website, which links online banking users to LSB by internet, is www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Financial Securities Corp.; Goldman Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; SunTrust Robinson Humphrey; Sandler O’Neill & Partners, and Schwab Capital Markets.
Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward- looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.
CONTACT: Monty J. Oliver, EVP & CFO; 336-242-6207 or 336-248-6500 or 1-800-876-6505, ext 207.

LSB Bancshares Inc.
Consolidated Balance Sheets
(In thousands)

	December 31
	2006	2005
Assets
Cash and Due from Banks	$45,486	$45,600
Interest-Bearing Bank Balances	1,008	1,385
Federal Funds Sold	6,845	16,355
Investment Securities:
Held to Maturity, at Amortized Cost	29,893	27,427
Available for Sale, at Market Value	117,236	100,732
Loans	759,978	755,398
Less, Allowance for Loan Losses	(9,564)	(8,440)

Net Loans	750,414	746,958
Premises and Equipment	19,848	19,358
Other Assets	15,437	17,980

Total Assets	$986,167	$975,795

Liabilities
Deposits:
Demand	$158,109	$131,515
Savings, N.O.W. and Money Market Accounts	376,292	409,928
Certificates of Deposit of less than $100,000	144,089	140,700
Certificates of Deposit of $100,000 or more	139,193	140,030

Total Deposits	817,683	822,173
Securities Sold Under Agreements to Repurchase	948	1,657
Borrowings from the Federal Home Loan Bank	73,000	53,000
Unfunded Projected Pension Benefit Obligation	176	—
Other Liabilities	5,420	7,136

Total Liabilities	897,227	883,966

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 8,422,610 Shares in 2006 and 8,524,033 Shares in 2005	42,113	42,620
Paid-In Capital	8,177	9,430
Directors’ Deferred Plan	(1,390)	(1,334)
Retained Earnings	42,669	42,424
Accumulated Other Comprehensive Income	(2,629)	(1,311)

Total Shareholders’ Equity	88,940	91,829

Total Liabilities and Shareholders’ Equity	$986,167	$975,795

Memorandum: Standby Letters of Credit	$4,242	$5,831

LSB Bancshares Inc.
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
Interest Income
Interest and Fees on Loans	$15,381	$14,508	$60,396	$54,568
Interest on Investment Securities:
Taxable	1,216	938	4,528	3,610
Tax Exempt	314	306	1,237	1,386
Interest-Bearing Bank Balances	95	55	350	340
Federal Funds Sold	147	195	812	521

Total Interest Income	17,153	16,002	67,323	60,425

Interest Expense
Deposits	5,737	4,140	21,057	13,120
Securities Sold Under Agreements to Repurchase and Federal Funds Purchased	3	3	12	12
Borrowings from the Federal Home Loan Bank	983	770	3,126	3,594

Total Interest Expense	6,723	4,913	24,195	16,726

Net Interest Income	10,430	11,089	43,128	43,699
Provision for Loan Losses	2,927	905	5,510	3,219

Net Interest Income After Provision for Loan Losses	7,503	10,184	37,618	40,480

Noninterest Income
Service Charges on Deposit Accounts	1,651	1,789	6,884	6,816
Gains on Sales of Mortgages	97	171	390	554
Other Operating Income	2,190	1,691	7,016	6,422

Total Noninterest Income	3,938	3,651	14,290	13,792

Noninterest Expense
Personnel Expense	5,729	5,297	22,497	21,426
Occupancy Expense	470	493	1,922	1,867
Equipment Depreciation and Maintenance	566	541	2,206	2,263
Other Operating Expense	4,389	3,781	16,699	14,214

Total Noninterest Expense	11,154	10,112	43,324	39,770

Income Before Income Taxes	287	3,723	8,584	14,502
Income Taxes	(51)	1,248	2,584	4,865

Net Income	$338	$2,475	$6,000	$9,637

Earnings Per Share
Basic	$0.04	$0.29	$0.71	$1.13
Diluted	$0.04	$0.29	$0.71	$1.12

Weighted Average Shares Outstanding
Basic	8,430,371	8,523,548	8,580,621	8,547,282
Diluted	8,449,102	8,562,563	8,509,679	8,587,537

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Three Months Ended December 31
	2006	2005	Change

Financial Ratios:
Return on average assets	0.14%	1.01%	(87	) BP
Return on average shareholders’ equity	1.44%	10.60%		(916)
Net Interest Margin (FTE)	4.55%	4.87%		(32)

Average Balances:
Loans	$757,908	$760,505		(0.3)%
Earning assets	917,802	912,049		0.6
Total assets	982,918	975,802		0.7
Interest-bearing deposits	659,301	682,577		(3.4)
Total deposits	810,703	809,496		0.1

Allowance for loan losses:
Beginning balance	$8,461	$8,684		(2.6)%
Provision for loan losses	2,927	905		223.4
Loans charged off	(1,983)	(1,262)		42.9
Recoveries	159	113		(21.2)

Ending balance	9,564	8,440		14.6

	Twelve Months Ended December 31
	2006		2005		Change

Financial Ratios:
Return on average assets	0.61%		1.00%		(39	) BP
Return on average shareholders’ equity	6.47%		10.49%		(402)
Net Interest Margin (FTE):	4.75%		4.91%		(16)

Average Balances:
Loans	$756,088		$752,420		0.5%
Earning assets	917,072		900,664		1.8
Total assets	982,486		963,888		1.9
Interest-bearing deposits	682,310		666,952		2.3
Total deposits	822,869		780,562		5.4

Allowance for loan losses:
Beginning balance	$8,440		$7,962		6.0%
Provision for loan losses	5,510		3,219		71.2
Loans charged off	(5,447)		(3,239)		68.2
Recoveries	1,061		498		112.9

Ending balance	9,564		8,440		13.3

Nonperforming assets
Nonperforming Loans:
Past due 90 days or more	$2,103		$1,911		10.0%
Nonaccrual loans	3,686		929		296.8
Restructured loans	133		856		(84.5)

Total nonperforming loans	5,922		3,696		60.2
Other real estate	3,969		4,391		(9.6)

Total nonperforming assets	9,891		8,087		22.3

Asset Quality Ratios
Nonperforming loans to total loans	0.78%		0.49%		29	BP
Nonperforming loans to total assets	0.60%		0.38%		22
Allowance for loan losses to total loans	1.26%		1.12%		14
Net charge-offs to average loans	0.58%		0.36%		22
Allowance for loan losses to nonperforming loans	1.61	X	2.28	X

BP— Denotes Basis Points